Free Writing Prospectus pursuant to Rule 433 dated October 1, 2025

Registration Statement No. 333-284538

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Bitcoin Trust ETF due November 2, 2028

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Security return at maturity
Market measure return
100
75
50
25
0
-25
-50
-75
-100
78.00%
0.00%
-15.00%
0.00%
39.00%
Security return
-100
-50
0
50
100
Hypothetical market measure return

* assumes a maximum return of 78.00% of the face amount per security ($780.00 per security).

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlier in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated October 1, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

By purchasing the securities, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of securities of this type.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 1, 2025
●
WFS product supplement no. 5 dated February 14, 2025
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market measure:	the iShares® Bitcoin Trust ETF (the “underlier”)
Pricing date:	expected to be October 30, 2025
Issue date:	expected to be November 4, 2025
Calculation day:	expected to be October 30, 2028
Stated maturity date:	expected to be November 2, 2028
Starting price:	the fund closing price of the underlier on the pricing date
Ending price:	the fund closing price of the underlier on the calculation day
Underlier return:	ending price – starting price starting price
Maximum return:	at least 78.00% of the face amount per security (at least $780.00 per security)
Upside participation rate:	200%
Threshold price:	85% of the initial underlier price
Buffer amount:	15%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return;

•
if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or
•
if the ending price is less than the threshold price:

$1,000 + [$1,000 × (underlier return + buffer amount)]

Underwriting discount:

up to 2.825% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.825% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.25% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058QDT3
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 5 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 5, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 5, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Price of the Underlier at Any Time Other Than the Calculation Day
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Your Securities Do Not Bear Interest
▪
We May Accelerate Your Securities at Our Option If a Liquidation Event Occurs and There Is No Successor Fund
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
The Return on Your Securities Will Not Reflect Any Distributions Paid on the Underlier
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
The Value of the Shares of the Underlier Relates Directly to the Value of the Bitcoin Held by the Underlier and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the Underlier’s Shares
▪
The Policies of the Underlier’s Investment Advisor Could Affect the Amount Payable on Your Securities and Their Market Value

▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlier, There Is No Affiliation Between the Underlier Investment Advisor and Us
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Custody Risks
▪
The Underlier Has a Limited Operating History
▪
The Underlier Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
Investing in Securities Linked to the Underlier Is Not the Same as Investing Directly in Bitcoin
▪
The Method By Which the Underlier Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the Underlier; The CME CF Bitcoin Reference Rate Has a Limited Operating History
▪
Termination or Liquidation of the Underlier Could Adversely Affect the Value of the Securities
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪
Even Though Cryptocurrencies Trade Around-The-Clock, Your Securities Will Not

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.